Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northfield Bancorp, Inc.:
We consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission of our report dated March 20, 2007 with respect to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading “EXPERTS” in the prospectus.
/s/ KPMG LLP
Short Hills, New Jersey
July 31, 2007